Q4 2024
Shareholder
Letter

Dear Root Shareholders

2024 was a landmark year for Root. Within 10 years of our founding, we achieved a gross combined ratio of 94.7% on $1.3 billion of gross premiums written, generating GAAP net income of $31 million and adjusted EBITDA of $112 million.

In 2024, we delivered our first profitable year in our company’s history. We grew policies in force 21%. We more than doubled our new writings in our Partnerships channel. We delivered a best-in-class gross loss ratio of 58.9%. We dramatically reduced our reinsurance costs and we cut our interest expense approximately 50% on a run rate basis. This was an excellent year.

This year was only possible because of the hard decisions we made in 2022 and 2023 to control our own financial destiny. These years created the foundation for 2024’s incredible results. With this foundation in place, we drove significant growth at our target unit economics while accelerating our investments in our pricing and underwriting technology and delivering increased operating efficiency. This has created momentum that we intend to continue.

Ten years ago, we believed that modern quantitative methods would allow us to grow at better loss ratios than the industry. Today our loss ratio is among the best in the industry, and our pricing algorithms are increasingly predictive, allowing us to accelerate profitable growth across distribution channels.

Ten years ago, we believed that engineering and automation would allow us to reduce prices for customers by operating more efficiently. Today, our proprietary technology has propelled us to net income profitability, with a lot of room for growth given we still operate in small portion of the overall market.

Ten years ago, we believed that by meeting consumers where they were with delightful experiences —either through a mobile phone or an embedded experience —we would create the most loved car insurance in the nation. Today, we benefit from an enviable telematics adoption rate and can offer a 3-click binding purchase experience.

Now, we have a goal to become the largest and most profitable company in the industry. We are in the early days, but we are ready to steadfastly pursue our vision. Our convictions have been tested, no doubt, along the first ten years of our journey. These trials have only made us stronger, and this grit is what we lean on to carry us through to victory.

Q4 2024 Highlights
All figures are compared to Q4 2023 unless otherwise stated.
•Policies in force increased 21% to 414,862
•Gross premiums written increased 18% to $331 million

Letter to Shareholders: FY 2024
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•Gross premiums earned increased 54% to $331 million
•Gross written premium cession rate improved 12 points to 6%
•Renewal premium was 56% of gross premium earned

•Gross accident period loss ratio improved 2 points to 61.4%; Gross LAE ratio improved 2 points to 6.9% driven primarily by favorable prior period reserve development
•Estimated accident period severity was up 2% while frequency decreased 2% (tenure mix adjusted bodily injury, collision, and property damage coverages)
•Gross combined ratio improved 19 points to 90.6%; net combined ratio improved 20 points to 91.5%
•Net income of $22 million, operating income of $35 million, and adjusted EBITDA of $43 million—all significant improvements from the prior-year period

Letter to Shareholders: FY 2024
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Key quarterly metrics
FY 2024 highlights
All figures are compared to FY 2023 unless otherwise stated.
•Policies in force grew 21% to 414,862
•Gross premiums written increased 66% to $1.3 billion
•Gross premiums earned increased 94% to $1.2 billion
•Gross written premium cession rate improved 16 points to 11%
•Renewal premium was 49% of gross premium earned

Letter to Shareholders: FY 2024
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•Gross accident period loss ratio improved 4 points to 59.9%; Gross LAE ratio increased 1 point to 8.6%
•Estimated accident period severity increased 5% and frequency decreased 4% (tenure mix adjusted bodily injury, collision, and property damage coverages)
•Gross combined ratio improved 22 points to 94.7%; net combined ratio improved 37 points to 96.4%
•Net income of $31 million, operating income of $79 million, and adjusted EBITDA of $112 million—all significant improvements from the prior year

Key annual metrics

Letter to Shareholders: FY 2024
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Growth
We achieved the milestone of annual profitability in 2024 by both growing our business and delivering an impressive loss ratio. For the year, gross premiums written increased 66% and gross earned premiums nearly doubled while the gross loss ratio and LAE ratio improved seven points to 67.5%. This growth was not the product of having the largest teams or the biggest marketing budget—it was a product of superior technology and data science.
Our Direct channel continues to see strong results from measured investments across the customer acquisition funnel. This is despite only being active in a limited number of marketing channels. We are continuing to make targeted R&D investments utilizing our data-science-driven marketing machine. This machine is showing promising results in new marketing channels and we will grow or jettison these channels as we continue to see results mature, only scaling channels that meet or exceed our unit economic targets. This channel is supported by our mobile-first telematics product, creating delightful experiences for customers at better prices.

Our Partnership channel has seen new writings increase 115% year-over-year as our pipeline continues to expand across the automotive, financial services, and agent sub-channels. This progress is driven by a modern technology stack that can seamlessly integrate into existing partner platforms, all with a focus on minimal separation between the need for insurance and the purchase of a policy. This includes a wide array of integrations, and enables fully embedded insurance purchasing experiences at point of sale.

As the Partnership channel grows, we plan to continue to eliminate friction in the purchase experience by moving partners to fully embedded experiences. This allows for experiences like Goosehead Insurance and Carvana Insurance, Built With Root, that offer a 3-click binding purchase experience on partner platforms consumers know and trust. Building differentiated access to customers remains a core pillar of our company strategy.

Partnerships as a Percentage of New Writings
40%
30%
20%
10%
—%
9%
12%
17%
24%
31%
Q4 2023
Q1 2024
Q2 2024
Q3 2024
Q4 2024

Letter to Shareholders: FY 2024
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We remain confident in our long-term growth avenues via both Direct and Partnership channels and remain focused on our three primary levers to continue to drive growth in the near term:

Pricing and Underwriting
Our proprietary technology platform and data science algorithms are foundational to continued strong underwriting performance, as evidenced by our 58.9% gross loss ratio in 2024. We strive to set prices accurately and afford the best savings to the best drivers. This means we aim to achieve our target returns with minimal variation.

Root’s high telematics adoption rate and data-science acumen allow for effective segmentation and sufficient pricing across customer segments. While we target an upfront telematics informed quote, some customers need insurance before the test drive period is completed and a telematics score can be created. In these instances, we offer an immediate insurance product that utilizes traditional rating variables until the test drive period is complete and the policy is adjusted. As such, this allows us to enhance the customer experience while still achieving a high telematics adoption across our policies-in-force. As we continually collect data and train our models, our models expand and we believe ultimately benefit our policyholders.

To that end, we have made great strides toward our next generation of traditional and behavioral-based pricing models. We continue to see important gains in our ability to match price to risk, furthering competitiveness and underwriting appetite. We have recently launched the sixth version of our pricing model into market—with an expected 7% improvement in predictive power versus the prior iteration—continuing our historical pattern of foundational improvements to pricing every year. By rapidly iterating on our pricing models, we can continue to increase discounts for our best drivers.

We also continue efforts to leverage automation in our underwriting processes, empowering us to swiftly identify rate actions, seek regulatory approval, and ultimately earn through our book. In an increasingly uncertain macroeconomic environment, this allows us to leverage our real-time actuarial reviews to continually offer the

Letter to Shareholders: FY 2024
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best prices to our best drivers. We are currently seeing loss trends moderate and as adequate pricing is achieved, we see continued opportunities to reduce rates while achieving our target unit economics.
Gross accident period loss ratio
*Renewal gross accident period loss ratio for auto only

Financial
We are thrilled that we posted net income for a second consecutive quarter—generating $22 million of net income in the fourth quarter, a $46 million improvement year-over-year. For the full year 2024, we generated net income of $31 million, an improvement of $178 million from 2023, exemplifying our path of stability. For the full year 2024, we also delivered operating income of $79 million and adjusted EBITDA of $112 million, a $180 million and $155 million improvement year-over-year, respectively. Our growth paired with consistently strong underwriting drove the improvement, with a gross combined ratio of 94.7% for the full year 2024 also illustrating the efficiency of acquisition investment and fixed expenses.

We were pleased with our strong 21% growth in policies in force, particularly despite the relative youth of our book following a hyper-growth period early in the year. As mentioned in our last quarterly letter, periods of lower policy retention typically immediately follow rapid growth. We have seen this impact normalize heading into 2025 and believe our current level of marketing investment and diversified distribution initiatives through the Partnership channel will result in stronger growth in policies in force in the new year.

Our gross earned premium cession rate was 13% in 2024, and the gap between gross and net loss and LAE ratios was 1%. As our underwriting results have improved, we have evolved our quota share reinsurance strategy to retain such profitable underwriting results and focus our reinsurance program on volatility covers that protect against a portion of large individual losses and an aggregation of losses from catastrophes.

Letter to Shareholders: FY 2024
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As Root grows, our marketing spend may impact the degree of profitability in any given calendar quarter as we do not defer the majority of customer acquisition cost over the life of our customers. Acquisition expenses in our Direct channel will vary, and will be deployed at attractive expected returns over the customer lifecycle. We also plan to continue to test into new areas of the marketing funnel.

We ended the year with $333 million in unencumbered capital. As a result of our debt refinance in October 2024, we expect to lower interest expense on a run rate basis by approximately 50% going into 2025. We are energized and committed to future growth as we start 2025 from a position of strength.

Net Income (Loss) and Adjusted EBITDA ($M)
$50
$25
$—
$(25)
$(24)
$—
$(6)
$15
$(8)
$12
$23
$42
$22
$43
Q4 2023
Q1 2024
Q2 2024
Q3 2024
Q4 2024
Net Income (Loss)
Adjusted EBITDA

*Reconciliation from Net Income (Loss) to Adjusted EBITDA disclosed below.

Letter to Shareholders: FY 2024
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Looking ahead
We are extremely proud of our progress in 2024, achieving GAAP net income profitability while also adequately capitalized for future growth. Our differentiation, particularly among public companies, is a relentless focus on the long term. Our approach to running the business is grounded in a unit-economic framework over the life of the customer. We believe this approach—including the ongoing investment in our business, infrastructure and growth—ultimately translates to strong calendar period results as we gain scale; however, it may impact the degree of profitability in any given quarter. We believe our patience and foundation in data science will continue to bear fruit that will ultimately accrue to long-term stakeholders.

We remain grateful to our employees for their hard work, to our customers for their trust, and to our shareholders for their support.

Alex Timm
Co-Founder & CEO

Letter to Shareholders: FY 2024
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Non-GAAP financial measures
This letter and statements made during our earnings webcast may include information relating to Direct Contribution and Adjusted EBITDA, which are "non-GAAP financial measures" and are defined below. These non-GAAP financial measures have not been calculated in accordance with generally accepted accounting principles in the United States, or GAAP, and should be considered in addition to results prepared in accordance with GAAP and should not be considered as a substitute for, or superior to, GAAP results.

In addition, Direct Contribution and Adjusted EBITDA should not be construed as indicators of our operating performance, liquidity, or cash flows generated by operating, investing and financing activities, as there may be significant factors or trends that they fail to address. We caution investors that non-GAAP financial information, by its nature, departs from traditional accounting conventions. Therefore, its use can make it difficult to compare our current results with our results from other reporting periods and with the results of other companies.

Our management uses these non-GAAP financial measures, in conjunction with GAAP financial measures, as an integral part of managing our business and to, among other things: (1) monitor and evaluate the performance of our business operations and financial performance, (2) facilitate internal comparisons of the historical operating performance of our business operations, (3) facilitate external comparisons of the results of our overall business to the historical operating performance of other companies that may have different capital structures and debt levels, (4) review and assess the performance of our management team, including when determining incentive compensation (5) analyze and evaluate financial and strategic planning decisions regarding future operating investments, and (6) plan for and prepare future annual operating budgets and determine appropriate levels of operating investments.

For more information regarding the non-GAAP financial measures discussed in this release, please see “Non-GAAP financial measures,” Reconciliation of Total Revenue to Direct Contribution” and “Reconciliation of Net Income (Loss) to Adjusted EBITDA” below and in Root’s 2024 Annual Report on Form 10-K at http://ir.joinroot.com or the SEC’s website at www.sec.gov.

Letter to Shareholders: FY 2024
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Defined Terms & Glossary
We utilize the following definitions for terms used in this letter.

Direct Contribution
We define direct contribution, a non-GAAP financial measure, as gross profit (loss) excluding net investment income, net realized gains on investments, acquisition costs which include report costs and refunds related to these expenses and commission expenses related to our partnership channel, fixed costs which include certain warrant compensation expense related to policies originating through the integrated automobile insurance solution for Carvana Group, LLC’s, or Carvana, online buying platform, overhead allocated based on headcount, or Overhead, and salaries, health benefits, bonuses, employee retirement plan related expenses and employee share-based compensation expense, or Personnel Costs, licenses, professional fees and other expenses. Further, impacts related to reinsurance are excluded, these consist of ceded premiums earned, ceded loss and LAE, and net ceding commission and other. Net ceding commission and other is comprised of ceding commission received in connection with reinsurance ceded, partially offset by amortization of excess ceding commission, and other impacts of reinsurance ceded which are included in other insurance expense (benefit). After these adjustments, the resulting calculation is inclusive of only those gross variable costs of revenue incurred on the successful acquisition of business. We view direct contribution as an important metric because we believe it measures profitability of our total policy portfolio prior to the impact of reinsurance.

Adjusted EBITDA
We define adjusted EBITDA, a non-GAAP financial measure, as net income (loss) excluding interest expense, income tax expense, depreciation and amortization, share-based compensation, loss on extinguishment of debt, warrant compensation expense, restructuring charges, write-off of prepaid marketing expenses, legal fees and other items that do not reflect our ongoing operating performance. After these adjustments, the resulting calculation represents expenses directly attributable to our operating performance. We use adjusted EBITDA as an internal performance measure in the management of our operations because we believe it provides management and other users of our financial information useful insight into our results of operations and underlying business performance. Adjusted EBITDA should not be viewed as a substitute for net income (loss) calculated in accordance with GAAP, and other companies may define adjusted EBITDA differently.

Encumbered Capital
We define encumbered capital as cash and cash equivalents held within our regulated insurance entities.
Unencumbered Capital
We define unencumbered capital as unrestricted cash and cash equivalents held outside of our regulated insurance entities. This amount includes borrowed funds that are subject to certain minimum liquidity covenants.

Letter to Shareholders: FY 2024
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Distribution Channels
•Direct: seamless experiences driven by performance marketing and organic traffic connecting consumers directly to the product.
◦Digital. Our direct digital channel is designed to drive volume by efficiently capturing high-intent customers. We accomplish this by meeting our customers within platforms they use extensively such as Google or select marketplace platforms where consumers are actively shopping for insurance. We deploy dynamic data science models to optimize advertising, targeting and bidding strategies across our digital platforms, aligning customer acquisition cost to expected lifetime value of the potential customer.
◦Referral. We encourage our existing customers to spread our value proposition. Our referral channel compensates existing customers who refer new customers who subsequently complete a test drive. This channel facilitates community-based growth to those who value our fair and transparent approach to insurance. This is our lowest cost acquisition channel and an important aspect of our ongoing distribution and brand strategy.
◦Channel Media. We build consideration and drive intent through household-level targeted media channels including direct mail and social media. We utilize these media channels to drive awareness when launching in new markets and to actively target customers in active states.

•Partnership: a wide array of integrations, spanning early-stage marketing partnerships through fully embedded user experiences.
◦Embedded. We build upon or within the mobile and web customer experiences of distribution partners to reach a captive customer base with an embedded solution. With varying levels of connectivity, including our proprietary and fully-integrated application which removes the need for the customer to ever visit a Root website to purchase and bind a policy. While these partnerships take time to onboard and launch, over the long term, we believe our flexible technology stack and investment in our platform seeks to optimize a seamless bind experience, creating a differentiated customer experience in this channel. We expect increased penetration of this channel over time as we seek to grow embedded relationships with other automotive and financial service technology companies with relevant customer bases.
◦Agency. We continue to invest in a product to bring the speed and ease of our technology to the independent agency channel. This channel provides access to a larger demographic of customers and we believe it has staying power. We developed an efficient quote and bind process through our agent platform that enables simplified distribution from agents to their customers. The technology driven approach makes this an appealing platform for agents and an efficient acquisition channel for us.

About Root, Inc.
Founded in 2015 and based in Columbus, Ohio, Root, Inc. (NASDAQ: ROOT) is the parent company of Root Insurance Company and Root Property & Casualty Insurance Company. Root is revolutionizing insurance through data science and technology to provide consumers a personalized, easy, and fair experience. The Root app has roughly 15 million app downloads and has collected 30 billion miles of driving data to inform their insurance offerings.

Letter to Shareholders: FY 2024
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For further information on Root, please visit root.com.

Root Insurance Company and Root Property & Casualty Insurance Company are headquartered in Columbus, Ohio, with renters insurance available through Root Insurance Company in Arkansas, Georgia, Kentucky, Missouri, Nevada, New Mexico, Ohio, Tennessee, and Utah. Root, Inc. is active in 35 markets for auto insurance: Alabama, Arizona, Arkansas, California, Colorado, Connecticut, Delaware, Florida, Georgia, Illinois, Indiana, Iowa, Kansas, Kentucky, Louisiana, Maryland, Minnesota, Mississippi, Missouri, Montana, Nebraska, Nevada, New Mexico, North Dakota, Ohio, Oklahoma, Oregon, Pennsylvania, South Carolina, Tennessee, Texas, Utah, Virginia, West Virginia, and Wisconsin. Business is underwritten by Root Insurance Company and/or Root Property & Casualty Insurance Company depending on the market. In Texas, we also write business as a Managing General Agent, underwritten by Redpoint County Mutual Insurance Company. Carvana Insurance built with Root is available only in the states where Root writes insurance.

Letter to Shareholders: FY 2024
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Forward-looking statements
This letter contains—and statements made during the above-referenced webcast will contain— forward-looking statements relating to, among other things, the future performance of Root and its consolidated subsidiaries that are based on Root’s current expectations, forecasts, and assumptions, and involve substantial risks and uncertainties. In some cases, you can identify forward-looking statements because they contain words such as “anticipate,” “believe,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “path,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “will” or “would” or the negative of these words or other similar terms or expressions. These include, but are not limited to, statements concerning the following:

•Our expected financial results for 2025
•Our ability to retain existing customers, acquire new customers, and expand our customer reach
•Our expectations regarding our future financial performance, including total revenue, gross profit (loss), net income (loss), direct contribution, adjusted EBITDA, net loss and loss adjustment expense, or LAE, ratio, net expense ratio, net combined ratio, gross loss ratio, marketing costs and costs of customer acquisition, gross LAE ratio, gross expense ratio, gross combined ratio, operating expenses, quota share levels, changes in unencumbered cash balances and expansion of our new and renewal premium base
•Our ability to realize profits, acquire customers, retain customers, contract with additional partners to utilize the products, or achieve other benefits from our embedded insurance offering
•Our ability to expand our distribution channels through additional partnership relationships, digital media, independent agents and referrals
•Our ability to drive a significant long-term competitive advantage through our partnership with Carvana and other partnerships
•Our ability to develop products for embedded insurance and other partners
•The impact of supply chain disruptions, increasing inflation, a potential increase in tariffs or the implementation of new tariffs, a recession and/or disruptions to properly functioning financial and capital markets and interest rates on our business and financial condition
•Our ability to remain profitable and extend our capital runway
•Our goal to be licensed in all states in the United States and the timing of obtaining additional licenses and launching in new states
•The accuracy and efficiency of our telematics and behavioral data, and our ability to gather and leverage existing and additional data
•Our ability to materially improve retention rates and our ability to realize benefits from retaining customers
•Our ability to underwrite risks accurately and charge profitable rates
•Our ability to maintain our business model and improve our capital and marketing efficiency
•Our ability to drive improved conversion and decrease the cost of customer acquisition

Letter to Shareholders: FY 2024
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•Our ability to maintain and enhance our brand and reputation
•Our ability to effectively manage the growth of our business
•Our ability to raise additional capital efficiently or at all
•Our ability to improve our product offerings, introduce new products and expand into additional insurance lines
•Our ability to cross sell our products and attain greater value from each customer
•Our ability to compete effectively with existing competitors and new market entrants in our industry
•Future performance of the markets in which we operate
•Our ability to operate a “capital-efficient” business and obtain and maintain desirable levels of reinsurance
•The effect of further reductions in the utilization of reinsurance, which would result in retention of more premium and losses and could cause our capital requirements to increase
•Our ability to realize economies of scale
•Our ability to attract, motivate and retain key personnel, or hire personnel, and to offer competitive compensation and benefits
•Our ability to deliver a vertically integrated customer experience
•Our ability to develop products that utilize telematics to drive better customer satisfaction and retention
•Our ability to protect our intellectual property and any costs associated therewith
•Our ability to develop an autonomous claims experience
•Our ability to take rate action early and react to changing environments
•Our ability to meet risk-based capital requirements
•Our ability to realize benefits from our Texas county mutual fronting arrangement
•Our ability to expand domestically
•Our ability to comply with laws and regulations that currently apply or become applicable to our business
•The impact of litigation or other losses
•Changes in laws or regulations, or changes in the interpretation of laws or regulations by a regulatory authority, specific to the use of artificial intelligence, telematics data and the consent to use telematics data, connected card data, and other sources of data
•Our ability to defend against cybersecurity threats and prevent, or recover from, a security incident or other significant disruption of our technology systems or those of our partners and third-party service providers
•The effect of interest rates on our available cash and our ability to maintain compliance with our Amended Term Loan
•Our ability to maintain proper and effective internal control over financial reporting
•The growth rates of the markets in which we compete

Letter to Shareholders: FY 2024
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Root’s actual results could differ materially from those predicted or implied by such forward-looking statements, and reported results should not be considered as an indication of future performance.

Factors that could cause or contribute to such differences also include, but are not limited to, those factors that could affect Root’s business, operating results, and stock price included under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Root’s 2024 Annual Report on Form 10-K at http://ir.joinroot.com or the SEC’s website at www.sec.gov.

Undue reliance should not be placed on the forward-looking statements in this letter or the above-referenced webcast, which are based on information available to Root on the date hereof. We assume no obligation to update such statements.

Letter to Shareholders: FY 2024
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Financial statements

ROOT, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS - UNAUDITED
AS OF DECEMBER 31, 2024 AND 2023
	As of
	2024	2023
	(in millions, except par value )
Assets
Investments:
Fixed maturities available-for-sale, at fair value (amortized cost: $294.3 and $168.4 at December 31, 2024 and December 31, 2023, respectively)	$292.0	$165.9
Short-term investments (amortized cost: $14.8 and $0.9 at December 31, 2024 and December 31, 2023, respectively)	14.8	0.9
Other investments	4.4	4.4
Total investments	311.2	171.2
Cash and cash equivalents	599.3	678.7
Restricted cash	1.0	1.0
Premiums receivable, net of allowance of $9.8 and $4.0 at December 31, 2024 and December 31, 2023, respectively	305.3	247.1
Reinsurance recoverable and receivable, net of allowance of $0.1 and $1.8 at December 31, 2024 and December 31, 2023, respectively	150.6	125.3
Prepaid reinsurance premiums	25.1	48.2
Other assets	103.2	76.2
Total assets	$1,495.7	$1,347.7
Liabilities, Redeemable Convertible Preferred Stock and Stockholders’ Equity
Liabilities:
Loss and loss adjustment expense reserves	$413.2	$284.2
Unearned premiums	353.9	283.7
Long-term debt and warrants	200.1	299.0
Reinsurance premiums payable	32.8	54.4
Accounts payable and accrued expenses	71.1	65.6
Other liabilities	108.9	83.1
Total liabilities	1,180.0	1,070.0
Commitments and Contingencies
Redeemable convertible preferred stock, $0.0001 par value, 14.1 shares issued and outstanding at December 31, 2024 and December 31, 2023 (redemption value of $126.5)	112.0	112.0
Stockholders’ equity:
Class A common stock, $0.0001 par value, 11.1 and 9.5 shares issued and outstanding at December 31, 2024 and December 31, 2023, respectively	—	—
Class B convertible common stock, $0.0001 par value, 4.0 and 5.0 shares issued and outstanding at December 31, 2024 and December 31, 2023, respectively	—	—
Additional paid-in capital	1,887.9	1,883.4
Accumulated other comprehensive loss	(2.3)	(2.5)
Accumulated loss	(1,681.9)	(1,715.2)
Total stockholders’ equity	203.7	165.7
Total liabilities, redeemable convertible preferred stock and stockholders’ equity	$1,495.7	$1,347.7

Letter to Shareholders: FY 2024
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ROOT, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS - UNAUDITED

	Three Months Ended December 31,		Years Ended December 31,
	2024	2023	2024	2023
	(in millions, except per share data)
Revenues:
Net premiums earned	$299.7	$176.0	$1,070.9	$399.9
Net investment income	8.7	7.7	35.9	30.2
Fee income	17.6	10.2	66.0	23.4
Other income	0.7	0.9	3.7	1.5
Total revenues	326.7	194.8	1,176.5	455.0
Operating expenses:
Loss and loss adjustment expenses	191.8	122.7	733.0	331.3
Sales and marketing	37.2	26.5	135.8	49.3
Other insurance expense	31.3	25.4	106.4	47.6
Technology and development	14.7	12.4	53.3	44.8
General and administrative	16.8	20.1	69.5	83.3
Total operating expenses	291.8	207.1	1,098.0	556.3
Operating income (loss)	34.9	(12.3)	78.5	(101.3)
Interest expense	(7.4)	(11.7)	(42.2)	(46.1)
Loss on extinguishment of debt	(5.4)	—	(5.4)	—
Income (loss) before income tax expense	22.1	(24.0)	30.9	(147.4)
Income tax expense	—	—	—	—
Net income (loss)	22.1	(24.0)	30.9	(147.4)
Net income attributable to participating securities	(1.2)	—	(1.7)	—
Net income (loss) attributable to common shareholders	20.9	(24.0)	29.2	(147.4)
Other comprehensive income (loss):
Net income (loss)	22.1	(24.0)	30.9	(147.4)
Changes in net unrealized (losses) gains on investments	(4.4)	4.1	0.2	3.3
Comprehensive income (loss)	$17.7	$(19.9)	$31.1	$(144.1)
Earnings (loss) per common share: (both Class A and B)
Basic	$1.38	$(1.64)	$1.96	$(10.24)
Diluted	$1.30	$(1.64)	$1.83	$(10.24)
Weighted-average common shares outstanding: (both Class A and B)
Basic	15.1	14.6	14.9	14.4
Diluted	17.0	14.6	16.9	14.4

Letter to Shareholders: FY 2024
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ROOT, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS - UNAUDITED
	Years Ended December 31,
	2024	2023
	(in millions)
Cash flows from operating activities:
Net income (loss)	$30.9	$(147.4)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Share-based compensation	18.5	17.3
Warrant compensation expense	3.8	17.4
Depreciation and amortization	14.9	12.6
Bad debt expense	33.6	14.1
Loss on extinguishment of debt	5.4	—
Gain on lease modification	—	(0.3)
Changes in operating assets and liabilities:
Premiums receivable	(92.3)	(147.7)
Reinsurance recoverable and receivable	(24.8)	21.9
Prepaid reinsurance premiums	23.1	26.0
Other assets	(25.0)	4.8
Losses and loss adjustment expenses reserves	129.0	(3.2)
Unearned premiums	70.2	147.2
Reinsurance premiums payable	(21.6)	(65.4)
Accounts payable and accrued expenses	1.3	27.7
Other liabilities	28.7	41.4
Net cash provided by (used in) operating activities	195.7	(33.6)
Cash flows from investing activities:
Purchases of investments	(197.8)	(76.0)
Proceeds from maturities, call and pay downs of investments	54.6	37.5
Sales of investments	0.6	2.2
Capitalization of internally developed software	(11.4)	(9.2)
Purchases of fixed assets	(0.4)	(0.2)
Net cash used in investing activities	(154.4)	(45.7)
Cash flows from financing activities:
Proceeds from exercise of stock options and restricted stock units	0.1	—
Taxes paid related to net share settlement of equity awards	(15.1)	(1.1)
Payment of preferred stock and related warrants issuance costs	(3.0)	(3.0)
Proceeds from issuance of debt and related warrants, net of issuance costs	134.4	—
Repayments of long-term debt	(237.1)	—
Net cash (used in) provided by financing activities	(120.7)	(4.1)
Net (decrease) increase in cash, cash equivalents and restricted cash	(79.4)	(83.4)
Cash, cash equivalents and restricted cash at beginning of year	679.7	763.1
Cash, cash equivalents and restricted cash at end of year	$600.3	$679.7

Letter to Shareholders: FY 2024
__________________________________________________________________________________________________
Supplemental financial information

ROOT, INC. AND SUBSIDIARIES
KEY PERFORMANCE INDICATORS - UNAUDITED
	Three Months Ended
	December 31,	September 30,	June 30,	March 31,	December 31,	December 31,
	2024	2024	2024	2024	2023	2022
	(dollars in millions, except Premiums per Policy)
Policies in force	414,862	407,313	406,283	401,255	341,764	220,354
Premiums per policy	$1,584	$1,558	$1,522	$1,482	$1,423	$1,220
Premiums in force	$1,314.3	$1,269.2	$1,236.7	$1,189.3	$972.7	$537.7
Gross premiums written	$330.5	$331.7	$308.2	$330.7	$279.2	$122.0
Gross premiums earned	$331.0	$317.0	$308.0	$275.0	$214.4	$142.8
Gross profit (loss)	$103.6	$98.8	$70.8	$63.9	$46.7	$(4.1)
Net income (loss)	$22.1	$22.8	$(7.8)	$(6.2)	$(24.0)	$(58.3)
Direct contribution	$115.8	$110.5	$87.0	$80.7	$65.8	$9.9
Adjusted EBITDA	$43.1	$41.6	$12.1	$15.1	$(0.3)	$(24.5)
Net loss and LAE ratio	64.0%	66.1%	72.7%	72.3%	69.7%	120.8%
Net expense ratio	27.5%	25.0%	30.0%	29.7%	42.2%	58.9%
Net combined ratio	91.5%	91.1%	102.7%	102.0%	111.9%	179.7%
Gross loss ratio	56.8%	57.1%	61.6%	60.6%	60.9%	78.1%
Gross LAE ratio	6.9%	8.3%	9.4%	9.9%	8.6%	12.2%
Gross expense ratio	26.9%	23.8%	28.9%	29.2%	40.2%	41.5%
Gross combined ratio	90.6%	89.2%	99.9%	99.7%	109.7%	131.8%
Gross accident period loss ratio	61.4%	56.6%	62.3%	59.4%	63.7%	77.3%

Letter to Shareholders: FY 2024
__________________________________________________________________________________________________

ROOT, INC. AND SUBSIDIARIES
KEY PERFORMANCE INDICATORS - UNAUDITED

	Years Ended December 31,
	2024	2023	2022
	(dollars in millions, except Premiums per Policy)
Policies in force	414,862	341,764	220,354
Premiums per policy	$1,584	$1,423	$1,220
Premiums in force	$1,314.3	$972.7	$537.7
Gross premiums written	$1,301.1	$783.1	$600.0
Gross premiums earned	$1,231.0	$635.8	$643.6
Gross profit (loss)	$337.1	$76.1	$(32.2)
Net income (loss)	$30.9	$(147.4)	$(297.7)
Direct contribution	$394.0	$150.7	$27.6
Adjusted EBITDA	$111.9	$(42.9)	$(185.9)
Net loss and LAE ratio	68.5%	82.8%	122.8%
Net expense ratio	27.9%	50.4%	72.2%
Net combined ratio	96.4%	133.2%	195.0%
Gross loss ratio	58.9%	65.2%	82.1%
Gross LAE ratio	8.6%	9.6%	10.3%
Gross expense ratio	27.2%	41.6%	45.4%
Gross combined ratio	94.7%	116.4%	137.8%
Gross accident period loss ratio	59.9%	64.0%	80.3%

Letter to Shareholders: FY 2024
__________________________________________________________________________________________________

ROOT, INC. AND SUBSIDIARIES
RECONCILIATION OF TOTAL REVENUE TO DIRECT CONTRIBUTION - UNAUDITED
	Three Months Ended
	December 31,	September 30,	June 30,	March 31,	December 31,	December 31,
	2024	2024	2024	2024	2023	2022
	(dollars in millions)
Total revenue	$326.7	$305.7	$289.2	$254.9	$194.8	$71.3
Loss and loss adjustment expenses	(191.8)	(184.5)	(190.3)	(166.4)	(122.7)	(77.7)
Other insurance (expense) benefit	(31.3)	(22.4)	(28.1)	(24.6)	(25.4)	2.3
Gross profit (loss)	103.6	98.8	70.8	63.9	46.7	(4.1)
Net investment income	(8.7)	(8.0)	(10.0)	(9.2)	(7.7)	(4.0)
Net realized gains on investments	—	—	—	—	—	0.6
Adjustments from other insurance (expense) benefit(1)	15.5	11.6	18.6	20.8	26.7	11.6
Ceded premiums earned	31.3	37.7	46.4	44.7	38.4	78.5
Ceded loss and loss adjustment expenses	(19.2)	(22.8)	(28.4)	(27.3)	(26.2)	(51.3)
Net ceding commission and other(2)	(6.7)	(6.8)	(10.4)	(12.2)	(12.1)	(21.4)
Direct contribution	$115.8	$110.5	$87.0	$80.7	$65.8	$9.9
______________
(1) Adjustments from other insurance (expense) benefit consists of acquisition costs including report costs and refunds related to these expenses and commission expenses related to our partnership channel of $11.8 million, $8.2 million, $14.1 million, $15.6 million, $20.5 million and $5.3 million for Q4 2024, Q3 2024, Q2 2024, Q1 2024, Q4 2023 and Q4 2022, respectively. Fixed expenses including certain warrant compensation expense related to policies originating through the integrated automobile insurance solution for Carvana’s online buying platform, Personnel costs, Overhead, licenses, professional fees and other of $3.7 million, $3.4 million, $4.5 million, $5.2 million, $6.2 million and $6.3 million for Q4 2024, Q3 2024, Q2 2024, Q1 2024, Q4 2023 and Q4 2022, respectively
(2) Net ceding commission and other is comprised of ceding commissions received in connection with reinsurance ceded, partially offset by amortization of excess ceding commission and other impacts of reinsurance ceded.

Letter to Shareholders: FY 2024
__________________________________________________________________________________________________

ROOT, INC. AND SUBSIDIARIES
RECONCILIATION OF TOTAL REVENUE TO DIRECT CONTRIBUTION - UNAUDITED
	Years Ended December 31,
	2024	2023	2022
	(dollars in millions)
Total revenue	$1,176.5	$455.0	$310.8
Loss and loss adjustment expenses	(733.0)	(331.3)	(351.0)
Other insurance (expense) benefit	(106.4)	(47.6)	8.0
Gross profit (loss)	337.1	76.1	(32.2)
Net investment income	(35.9)	(30.2)	(6.2)
Net realized gains on investments	—	—	(0.5)
Adjustments from other insurance (expense) benefit(1)	66.5	76.3	38.4
Ceded premiums earned	160.1	235.9	357.7
Ceded loss and loss adjustment expenses	(97.7)	(144.5)	(243.7)
Net ceding commission and other(2)	(36.1)	(62.9)	(85.9)
Direct contribution	$394.0	$150.7	$27.6
______________
(1) Adjustments from other insurance (expense) benefit consists of acquisition costs including report costs and refunds related to these expenses and commission expenses related to our partnership channel of $49.7 million, $50.8 million and $18.7 million for the years ended December 31, 2024, 2023 and 2022, respectively. Fixed expenses including certain warrant compensation expense related to policies originating through the integrated automobile insurance solution for Carvana’s online buying platform, Personnel costs, Overhead, licenses, professional fees and other of $16.8 million, $25.5 million and $19.7 million for the years ended December 31, 2024, 2023 and 2022, respectively.
(2) Net ceding commission and other is comprised of ceding commissions received in connection with reinsurance ceded, partially offset by amortization of excess ceding commission and other impacts of reinsurance ceded.

Letter to Shareholders: FY 2024
__________________________________________________________________________________________________

ROOT, INC. AND SUBSIDIARIES
RECONCILIATION OF NET INCOME (LOSS) TO ADJUSTED EBITDA - UNAUDITED
	Three Months Ended
	December 31,	September 30,	June 30,	March 31,	December 31,	December 31,
	2024	2024	2024	2024	2023	2022
		(dollars in millions)
Net income (loss)	$22.1	$22.8	$(7.8)	$(6.2)	$(24.0)	$(58.3)
Adjustments:
Interest expense	7.1	10.9	10.8	10.9	11.0	9.9
Income tax expense	—	—	—	—	—	—
Depreciation and amortization	2.6	5.2	3.9	2.8	4.2	4.6
Share-based compensation	5.8	4.3	3.8	4.6	4.9	5.5
Loss on extinguishment of debt	5.4	—	—	—	—	—
Warrant compensation expense	—	—	1.0	2.8	4.1	4.2
Restructuring charges(1)	0.1	—	—	0.1	1.8	10.2
Write-offs and other(2)	—	(1.6)	0.4	0.1	(2.3)	(0.6)
Adjusted EBITDA	$43.1	$41.6	$12.1	$15.1	$(0.3)	$(24.5)
______________
(1) Restructuring costs consist of employee costs, real estate exit costs, and other. This includes $3.2 million of share-based compensation for Q4 2022. This also includes $0.2 million, zero, $0.1 million, $0.1 million, $0.2 million and $0.3 million of depreciation and amortization for Q4 2024, Q3 2024, Q2 2024, Q1 2024, Q4 2023 and Q4 2022, respectively.
(2) Write-offs and other primarily reflects legal costs, write-off of prepaid marketing expense and other items that do not reflect our ongoing operating performance. This includes $0.1 million in Q4 2022 related to the write-off of prepaid marketing expense. Legal and other fees net of recoveries related to the 2022 misappropriation of funds by a former senior marketing employee of zero, $(1.6) million, $0.4 million, $0.1 million, ($0.2) million and $(0.7) million in Q4 2024, Q3 2024, Q2 2024, Q1 2024, Q4 2023 and Q4 2022, respectively.

Letter to Shareholders: FY 2024
__________________________________________________________________________________________________

ROOT, INC. AND SUBSIDIARIES
RECONCILIATION OF NET INCOME (LOSS) TO ADJUSTED EBITDA - UNAUDITED
	Years Ended December 31,
	2024	2023	2022
	(dollars in millions)
Net income (loss)	$30.9	$(147.4)	$(297.7)
Adjustments:
Interest expense	39.7	43.2	31.9
Income tax expense	—	—	—
Depreciation and amortization	14.5	12.2	12.1
Share-based compensation	18.5	16.9	25.2
Loss on early extinguishment of debt	5.4	—	—
Warrant compensation expense	3.8	17.4	14.5
Restructuring charges(1)	0.2	11.2	18.6
Write-offs and other(2)	(1.1)	3.6	9.5
Adjusted EBITDA	$111.9	$(42.9)	$(185.9)
______________
(1) Restructuring costs consist of employee costs, real estate exit costs, and other. This includes zero, $0.4 million and $5.3 million of share-based compensation for the years ended December 31, 2024, 2023 and 2022, respectively. This also includes $0.4 million, $0.4 million and $1.7 million of depreciation and amortization for the years ended December 31, 2024, 2023 and 2022, respectively.
(2) Write-offs and other primarily reflects legal costs, write-off prepaid marketing expense and other items that do not reflect our ongoing operating performance. This includes write-off of prepaid marketing expenses of $10.2 million for the year ended December 31, 2022. Legal and other fees net of recoveries related to the 2022 misappropriation of funds by a former senior marketing employee of $(1.1) million, $3.2 million and $(0.7) million for the years ended December 31, 2024, 2023 and 2022, respectively.

Letter to Shareholders: FY 2024
__________________________________________________________________________________________________

ROOT, INC. AND SUBSIDIARIES
WRITTEN AND EARNED PREMIUM - UNAUDITED
	Three Months Ended December 31,		Years Ended December 31,
	2024	2023	2024	2023
	(dollars in millions)
Gross premiums written	$330.5	$279.2	$1,301.1	$783.1
Ceded premiums written	(18.6)	(50.5)	(137.0)	(209.9)
Net premiums written	311.9	228.7	1,164.1	573.2

Gross premiums earned	331.0	214.4	1,231.0	635.8
Ceded premiums earned	(31.3)	(38.4)	(160.1)	(235.9)
Net premiums earned	$299.7	$176.0	$1,070.9	$399.9